Exhibit 2.10

DATED          [ ], 2020

(1) Arconic-köfém székesfehérvári könnyűfémmű korlátolt felelősségű társaság

- and -

(2) ARCONIC-KÖFÉM MILL PRODUCTS HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

FORM OF use AGREEMENT

relating to the property registered under the land registry number Székesfehérvár, urban zone 9820/15

CONTENTS

1. Use of the plot property	2
2. Costs and Services	3
3. Effect	3
4. Statutory right of first refusal	3
5. Notices	4
6. Amendment	4
7. Partial invalidity	5
8. Governing Law	5
9. Legal succession	5
10. Governing Language	5
11. Representations and warranties	5
12. Miscellaneous	5

THIS AGREEMENT is made on [ ], 2020

BETWEEN:

(1)        Arconic-KÖFÉM SZÉKESFEHÉRVÁRI KÖNNYŰFÉMMŰ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-001598; tax number: 10584215-2-07; statistical identification number: 10584215-2442-113-07) ("Arconic"); and

(2)        Arconic-Köfém Mill Products Hungary Korlátolt Felelősségű Társaság (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-030481; tax number: 27104705-2-07; statistical identification number: 27104705-2442-113-07) ("Mill Products")

(Arconic and Mill Products hereinafter individually referred to as a "Party" or a "Co-Owner", collectively as the "Parties" or the "Co-Owners").

BACKGROUND:

A	The Parties record, that the Property registered under the land registry number Székesfehérvár urban zone 9820/15 ("Plot Property") is owned by Arconic in a 46/100 ratio and by Mill Products in a 54/100 ratio.

B	Arconic previously submitted a request to the competent land registry office in order to have the buildings erected on the Plot Property registered as separate properties in accordance with Section 12 point a) subpoint aa) of Act CXLI of 1997 on the land registry and Section 59 paragraph (2) of FVM Regulation No. 109/1999 (XII.29.) on the implementation of Act CXLI of 1997 on the land registry. In accordance with Arconic's request, the buildings (collectively the "Buildings") have been registered under topographical lot numbers 9820/15/A through 9820/15/V in the land registry. For the sake of clarity, the term 'Plot Property' shall not include the Buildings.

C	The quotaholders of Arconic signed a Secession Agreement dated 9 September 2019, according to which and under the legal title of secession, Mill Products, as legal successor, acquired from Arconic, as legal predecessor, the 54/100 property ratio of (interest in) the Plot Property, and the exclusive (1/1) ownership of the Buildings specified in Annex 5 (the "Mill Products Buildings"). The Buildings specified in Annex 6 (the "Arconic Buildings") remained the exclusive (1/1) property of Arconic.

D	The Parties record that, simultaneously with the execution of this Agreement, they executed (i) land use right agreements with respect to the Mill Products Buildings and the Arconic Buildings (collectively the "Land Use Right Agreements") as well as (ii) various service contracts (collectively the "Service Contracts") with respect to certain public utility and other services on the Plot Property.

E	Considering that the Plot Property is in the joint ownership of the Parties, it is the intention of the Parties as Co-Owners to jointly control the use of the Plot Property through consensus and agreement between them subject to the terms and conditions hereof.

IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.	Use of the plot property

1.1	Commonly used areas

(a)	By signing this Agreement, the Co-Owners acknowledge and agree that each Co-Owner shall be entitled to use the roads, pavements and other footways indicated in Annex 1 attached hereto 24 hours a day, 365 days a year.

(b)	For the purposes of point a) above, the term 'Co-Owner' shall also include any managers, employees, contractors and visitors of the Co-Owner as well as any other persons using or on the Plot Property with the consent or at the invitation of the Co-Owner.

1.2	Exclusively used areas

(a)	By signing this Agreement, the Co-Owners acknowledge and agree that Arconic shall have the exclusive right to use, utilize and enjoy all benefits of the areas highlighted in purple in Annex 2 24 hours a day, 365 days a year, save any roads, pavements and other footways located on the same area which may be used by both Co-Owners commonly as set forth in Section 1.1.

(b)	By signing this Agreement, the Co-Owners acknowledge and agree that Mill Products shall have the exclusive right to use, utilize and enjoy all benefits of the areas highlighted in green in Annex 2 24 hours a day, 365 days a year, save any roads, pavements and other footways located on the same area which may be used by both Co-Owners commonly as set forth in Section 1.1.

(c)	Notwithstanding the provisions of points a) and b) above, Mill Products shall have the exclusive right to use, utilize and enjoy all benefits of all industrial rail tracks located on the Plot Property as shown in Annex 3 24 hours a day, 365 days a year.

(d)	For the purposes of point a) above, the term 'Arconic' shall also include any managers, employees, contractors and visitors of Arconic as well as any other persons using or on the Plot Property with the consent or at the invitation of Arconic.

(e)	For the purposes of points b) and c) above, the term 'Mill Products' shall also include any managers, employees, contractors and visitors of Mill Products as well as any other persons using or on the Plot Property with the consent or at the invitation of Mill Products.

1.3	The Co-Owners record that as of the execution of this Agreement the areas marked in red in Annex 2 are used by Hydro Extrusion Hungary Korlátolt Felelősségű Társaság (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-012901; tax number: 13913483-2-07; statistical identification number: 13913483-2550-113-07) under various lease agreements entered into with the Co-Owners.

1.4	All questions affecting the development or use of the Plot Property, including any contemplated construction works, shall be determined by unanimous agreement of the Co-Owners including, without limiting the generality of the foregoing, the location, technical specifications and legal status of any new buildings intended to be erected on the Plot Property. Any Co-Owner may request from the other Co-Owner its approval, authorization or consent to any proposed action concerning the development or use of the Plot Property. In any instance under this Agreement, in which the approval, authorization or consent of any of the Co-Owners to any proposed action concerning the development or use of the Plot Property is requested, such approval, authorization or consent shall be deemed to have been given unless written objection to such proposed action setting out the grounds for such objection is given by the objecting Co-Owner to the other Co-Owner within 30 days of receipt of the written request for such approval, authorization or consent. The Parties shall endeavour throughout the term of this Agreement to ensure that they shall each develop the Plot Property to an extent which reflects their co-ownership interests (property ratios) as at the execution of this Agreement.

1.5	The Co-Owners agree that, when exercising their rights granted in this Agreement, they shall refrain from each other's unnecessary disturbance and shall cooperate with each other in good faith and use their reasonable best efforts to assist each other during the term of this Agreement.

1.6	The Co-Owners shall comply with the rules and regulations listed in Annex 4, and all such amendments or additions thereto as may from time to time be unanimously agreed to by the Co-Owners. Further, the Co-Owners shall ensure that all persons using or on the Plot Property with the consent of or at the invitation of a Co-Owner shall comply with the terms of this Agreement and the rules and regulations specified in Annex 4, including all such amendments or additions thereto as may from time to time be unanimously agreed to by the Co-Owners.

1.7	For the sake of clarity, the execution and performance of this Agreement shall not create nor shall the relationship of the Co-Owners as co-owners under section 5:73 of Act V of 2013 on the Civil Code (the "Civil Code") constitute a partnership between the Co-Owners or any agency whatsoever.

2.	Costs and Services

2.1	Unless otherwise agreed by the Co-Owners in writing, any and all costs and fees (also including, without limitation, any and all repair and maintenance costs, property taxes and insurance fees) related to the Plot Property shall be borne by all Co-Owners in proportion of their co-ownership interests (property ratios).

2.2	Each Co-Owner may demand by notice from the other Co-Owner that has not paid its share of the costs and fees specified in Section 2.1 that that Co-Owner pay its proportionate portion of any of the costs within 15 days of the receipt of the notice.

2.3	The Co-Owners record that, simultaneously with the execution of this Agreement, they entered into the Service Contracts regarding certain public utility and other services related to the Plot Property (including both the commonly used and the exclusively used areas).

3.	Effect

3.1	This Agreement shall enter into force upon execution by both Parties and shall continue to exist until the Co-Owners retain their interests to the Plot Property.

3.2	The Parties undertake that in order for the provisions of this Agreement to prevail, they will only sell or otherwise transfer possession or use of the Plot Property (subject to the limitations set forth herein) after properly informing the person newly entitled to use the Plot Property (or any part thereof), under any legal title, of the provisions of this Agreement and after ensuring that such person agrees to enter into, and comply with the terms of this Agreement.

4.	Statutory right of first refusal

4.1	The Co-Owners are aware that, according to section 5:81 of the Civil Code, in relation to a Co-Owner's interest to the Plot Property, the other Co-Owner shall have a right of pre-emption and a right of first refusal for lease or tenancy (together the "Right of First Refusal") before any third parties.

4.2	Regarding the exercise of the Right of First Refusal, the Co-Owners agree as follows:

(a)	The obliged Co-Owner shall send the notice calling on the beneficiary Co-Owner to exercise the Right of First Refusal to the beneficiary Co-Owner's registered seat as indicated in official public register(s), attaching either the SPA or lease agreement (as the case may be) approved by the obliged Co-Owner and the third party making an offer or a letter of intent issued by the third party making an offer and containing the main terms of the sale and purchase or the lease agreement (as the case may be);

(b)	Within 30 days of receiving the obliged Co-Owner's statement, the beneficiary Co-Owner shall have the right to exercise the Right of First Refusal in written form by sending its statement, exercising the Right of First Refusal, within these 30 days in written form to the obliged Co-Owner's seat as indicated in official public register(s).

(c)	Should the entitled Co-Owner fail to send its statement about the exercise of the Right of First Refusal within the 30-day deadline mentioned above to the obliged Co-Owner's registered seat indicated in official public register(s), it shall be deemed as a waiver of the Right of First Refusal.

5.	Notices

5.1	Notices defined and to be sent under this Agreement shall be made in writing and sent through personal delivery with a signed confirmation of receipt or in the form of registered mail with acknowledgement of receipt requested, to the Parties' respective registered seats indicated in official public registers.

5.2	The Parties appoint the following contact persons:

On behalf of Arconic:	Ferenc Szabó

Address:	8000 Székesfehérvár, Verseci utca 1-15.
E-mail:	ferenc.szabo@howmet.com

On behalf of Mill Products:	Zsuzsa Varga

Address:	8000 Székesfehérvár, Verseci utca 1-15.
E-mail:	zsuzsa.varga@arconic.com

5.3	Any notice sent to a Party shall be deemed delivered when: (i) it is delivered to the given party in case of personal delivery; (ii) acknowledged by the receipt in case of delivery by post. Notices shall be deemed delivered even if the acknowledgement of receipt is returned with any of the indications "refused", "unclaimed", "moved", "unknown" or any equivalent indication. If the delivery was unsuccessful at the addresses above on working days between 9 am and 4 pm because the recipient was not available or refused the reception of the consignment, the consignment shall be deemed to be delivered on the working day after the day of the attempted delivery. Notices delivered by e-mail shall not be considered as written notices and shall not be effective under any circumstances.

6.	Amendment

This Agreement may only be amended by both Parties in writing.

7.	Partial invalidity

Should any provision of this Agreement be partially or entirely declared illegal, invalid or unenforceable, it does not in any way influence or adversely affect the legality, validity or enforceability of the remaining provisions of this Agreement.

8.	Governing Law

This Agreement and all the questions resulting from or in connection with it (including, without limitation, any contractual or non-contractual obligation) are governed by Hungarian law and the Agreement shall be interpreted according to it, with the proviso, that the Parties exclude the application of any conflict-of-law rules which would result in the application of any other legal system other than the Hungarian.

9.	Legal succession

The rights and obligations under this Agreement shall transfer, give entitlement to and oblige directly the Parties' legal successors and assignees. Each Party shall be obliged to procure that their legal successor will become a party to this Agreement.

10.	Governing Language

The Parties signed this Agreement in Hungarian and English; in case there is any discrepancy between the two versions, the Hungarian version shall prevail.

11.	Representations and warranties

Arconic represents and warrants that it is a legally registered business association in Hungary and its right to sign this Agreement is not subject to any restrictions. Mill Products represents and warrants that it is a legally registered business association in Hungary and its right to sign this Agreement is not subject to any restrictions.

12.	Miscellaneous

12.1	If, at any time, the Co-Owners shall unanimously agree to sell the entire Plot Property, the sale proceeds derived from the Plot Property shall be distributed to the Co-Owners in proportion to their co-ownership interests (property ratios).

12.2	In the case of any discrepancy between the provisions of this Agreement and those of any of the Land Use Right Agreements, the provisions of the latter shall prevail.

12.3	No consent or waiver, expressed or implied by any Co-Owner of any breach or default by a Co-Owner in the performance by the other Co-Owner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Co-Owner hereunder.

The Parties declare that the content of this Agreement corresponds with their contractual will in all respects.

Annexes:

Annex 1: Roads, pavements and other footways

Annex 2: Exclusively used areas

Annex 3: Industrial rail tracks

Annex 4: List of rules and regulations

Annex 5: List of the Mill Products Buildings

Annex 6: List of the Arconic Buildings

[ Signatures on next page. ]

Székesfehérvár, [ ], 2020

______________________________________

Arconic-Köfém Székesfehérvári Könnyűfémmű Korlátolt Felelősségű Társaság

Co-Owner

Represented by: István Gábor Katus

______________________________________

Arconic-Köfém Mill Products Hungary Korlátolt Felelősségű Társaság

Co-Owner

Represented by: Balázs Gábor